Exhibit 99.1

Investor Contact:	William I. Kent/Crocs Inc.
(303) 848-7000
wkent@crocs.com

Media Contact:	Katy Lachky/Crocs Inc.
(303) 848-7000
klachky@crocs.com

Crocs Inc. Reports 2012 Fourth Quarter & Full Year Financial Results

•	Record Full Year 2012 Revenue of $1.12 Billion

•	Full Year 2012 Diluted EPS of $1.44

•	Excluding Non-Operating Items the Company Generated $0.04 of Diluted EPS in the Fourth Quarter of 2012

NIWOT, COLORADO – February 20, 2013 – Crocs Inc. (NASDAQ: CROX) reported today financial results for the fourth quarter and full year ended December 31, 2012.

Full Year 2012 Highlights

•	Revenue increased 12 percent to $1.12 billion or 14 percent on a constant currency basis compared with the prior year period

•	Gross Margin increased to 54.1 percent an increase of 50 basis points compared with the prior year period

•	Net income, excluding non-operating items and one-time tax benefits, increased 17 percent compared with the prior year period

“Our strong performance in 2012 reflects our ongoing investment in our multi channel strategy. We saw revenue growth during 2012 of 14% on a constant currency basis, while also approaching a record 50 million units and increasing average selling prices,” said John McCarvel, President and Chief Executive Officer. “Looking forward into 2013, our customers are eagerly anticipating delivery of our spring summer line in the next few weeks, including the Huarache collection, which we expect to be the thirtieth member of our million pair seller club, our molded boat shoes, and our women’s wedge line. We believe our focus on bringing innovative, colorful, comfortable and fun products to the marketplace allows us to grow our business thoughtfully and provide long-term value to our stockholders.”

Full Year 2012 Results

Net income for the year ended December 31, 2012 was $131.3 million, or $1.44 per diluted share, compared with net income of $112.8 million, or $1.24 per diluted share, in 2011. Non-GAAP net income1, adjusted for a tax benefit in the third quarter of 2012, contingency accruals of $5.9 million in the fourth quarter of 2012 and $1.8 million of expense related to the implementation of a new enterprise resource planning (ERP) system, for the full year 2012 was $127.7 million or $1.40 per diluted share compared with Non-GAAP net income of $109.2 million or $1.20 per diluted share in the same period last year.

Revenue for 2012 was $1.12 billion, up 12.2% over 2011. On a constant currency basis, revenue increased 14.0% for the full year 2012.

Gross profit for 2012 was $608.0 million, or 54.1% as a percentage of sales, compared with $536.4 million, or 53.6% as a percentage of sales in the same period last year. SG&A increased 13.7% to $460.4 million compared with $404.8 million a year ago. As a percentage of sales, SG&A was 41.0% compared with 40.4% for the full year 2011.

Operating income for the full year 2012 was $146.2 million compared with $131.1 million in the prior year.

[1]

Non-GAAP net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

Full Year Revenue Results

The following tables detail the company’s full year 2012 and 2011 revenues:

	Twelve Months Ended December 31,		Change		Constant Currency Change(1)
($ thousands)	2012	2011	$	%	$	%
Channel revenues:
Wholesale:
Americas	$235,988	$214,062	$21,926	10.2%	$25,920	12.1%
Asia	298,350	259,104	39,246	15.1	38,984	15.0
Europe	110,947	124,995	(14,048)	(11.2)	(5,168)	(4.1)
Other businesses	574	191	383	200.5	406	212.4

Total Wholesale	645,859	598,352	47,507	7.9	60,142	10.1
Consumer-direct:
Retail
Americas	196,711	174,840	21,871	12.5	22,691	13.0
Asia	143,062	111,650	31,412	28.1	32,543	29.1
Europe	35,052	20,167	14,885	73.8	16,093	79.8

Total Retail	374,825	306,657	68,168	22.2	71,327	23.3
Internet
Americas	63,153	59,175	3,978	6.7	4,069	6.9
Asia	15,999	11,012	4,987	45.3	5,049	45.8
Europe	23,465	25,707	(2,242)	(8.7)	(163)	(0.6)

Total Internet	102,617	95,894	6,723	7.0	8,955	9.3

Total Revenues	$1,123,301	$1,000,903	$122,398	12.2%	$140,424	14.0%

	Twelve Months Ended December 31,		Change		Constant Currency Change(1)
($ thousands)	2012	2011	$	%	$	%
Regional Revenue:
Americas	$495,852	$448,077	$47,775	10.7%	$52,680	11.8%
Asia	457,411	381,766	75,644	19.8	76,576	20.1
Europe	169,464	170,869	(1,404)	(0.8)	10,762	6.3
Other businesses	574	191	383	200.5	406	212.4

Total Revenues	$1,123,301	$1,000,903	$122,398	12.2%	$140,424	14.0%

(1)

Current period results have been restated using 2011 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Fourth Quarter Results

For fourth quarter 2012, the company had a net loss of $3.6 million or $0.04 per diluted share, compared with net income of $5.6 million or $0.06 per diluted share in the prior year period. Fourth quarter 2012 results included non-cash expenses of $5.9 million for contingency accruals, which adversely impacted selling, general and administrative (SG&A) expenses by $2.2 million and cost of goods sold by $3.7 million. In addition, in the 2012 period, the company had total expenses of $1.5 million relating to its implementation of a new ERP system including non-cash accelerated depreciation and cash expenses for program management, training and other non-capitalized costs. Adjusting for these non-operating items, the company had Non-GAAP net income of $3.8 million in the quarter or $0.04 per diluted share.

“For the fourth quarter we are pleased with our 11 percent constant currency revenue growth which was ahead of our prior guidance, and our $3.8 million net income, after adjustments,” said John McCarvel “We saw good reception of our fall holiday products during the season and we continued to position the brand for greater success in the back half of the year. For the quarter we saw gross margins after adjustments for special items in line with the prior year.”

Revenue for the fourth quarter of 2012 increased 10.4% to $225.0 million compared with revenue of $203.7 million reported in the fourth quarter of 2011. On a constant currency basis revenue increased 10.9% for the fourth quarter of 2012.

Gross profit for the fourth quarter of 2012 was $106.4 million, or 47.3% as a percentage of sales, compared with $99.8 million, or 49.0% as a percentage of sales in the same period last year. Gross Margins in the fourth quarter of 2012 were negatively impacted by the aforementioned $3.7 million contingency accrual.

Fourth Quarter Revenue Results

The following tables detail the company’s fourth quarter 2012 and 2011 revenues:

	Three Months Ended December 31,		Change		Constant Currency Change(1)
($ thousands)	2012	2011	$	%	$	%
Channel revenues:
Wholesale:
Americas	$48,118	$41,209	$6,909	16.8%	$7,725	18.7%
Asia	48,859	47,370	1,489	3.1	1,693	3.6
Europe	13,174	15,389	(2,215)	(14.4)	(1,800)	(11.7)
Other businesses	241	88	153	173.9	156	177.4

Total Wholesale	110,392	104,056	6,336	6.1	7,774	7.4
Consumer-direct:
Retail
Americas	47,415	43,436	3,979	9.2	4,122	9.5
Asia	32,296	26,349	5,947	22.6	5,623	21.3
Europe	9,894	4,334	5,560	128.3	5,054	116.6

Total Retail	89,605	74,119	15,486	20.9	14,799	20.0
Internet
Americas	16,453	18,979	(2,526)	(13.3)	(2,514)	(13.2)
Asia	3,680	2,340	1,340	57.3	1,366	58.4
Europe	4,862	4,219	643	15.2	812	19.2

Total Internet	24,995	25,538	(543)	(2.1)	(336)	(1.3)

Total Revenues	$224,992	$203,713	$21,279	10.4%	$22,237	10.9%

	Three Months Ended December 31,		Change		Constant Currency Change(1)
($ thousands)	2012	2011	$	%	$	%
Regional Revenue:
Americas	$111,986	$103,624	$8,362	8.1%	$9,333	9.0%
Asia	84,835	76,059	8,776	11.5	8,682	11.4
Europe	27,930	23,942	3,988	16.7	4,066	17.0
Other businesses	241	88	153	173.9	156	177.4

Total Revenues	$224,992	$203,713	$21,279	10.4%	$22,237	10.9%

(1)

Current period results have been restated using 2011 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Other Financial Information

Comparable Store Sales Results2

Comparable store sales on a constant currency basis for the fourth quarter of 2012 compared to the fourth quarter 2011 were as follows: Global decreased 3.5%, Americas decreased 0.9%, Asia decreased 8.5% and Europe decreased 2.3%

[2]

Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteen month of a store’s operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Locations closures in excess of three months are excluded until the thirteen month post re-opening.

Comparable store sales on a constant currency basis for the full year 2012 compared with the full year 2011 were as follows: Global increased 1.5%, Americas increased 2.6% Asia decreased 1.0% and Europe increased 5.4%.

Balance Sheet

Cash and cash equivalents at December 31, 2012 increased 14.2% to $294.3 million compared with $257.6 million at December 31, 2011. During the fourth quarter of 2012 we repurchased 1.9 million shares of common stock for an aggregate of approximately $25.0 million in cash. Inventories at December 31, 2012 were $164.8 million, up 27.1% compared with inventories at December 31, 2011 of $129.6 million. The year over year increase in inventory levels was partially driven by a terms and conditions change with our factories, which added $12.5 million of additional inventory commitments that were not owned as of December 31, 2011. Inventory levels also reflect the 24.9% increase in retail store locations in the full year 2012 compared with the prior year and the need for additional inventory for the 35 to 40 new store openings planned for the first quarter of 2013.

Backlog

Spring/summer backlog at December 31, 2012 increased 15.3% to $354.3 million compared with backlog of $307.4 million at December 31, 2011.

ERP System Implementation

In October 2012, we began the implementation of a new ERP system that is expected to launch in the first half of 2014. The introduction of this new ERP system to our current environment will allow for seamless, high-quality, and compliant data across the Company. We expect that the ERP system implementation will reduce earnings per diluted share by $0.08 - $0.10 in the full year 2013.

Financial Outlook

“As we look out into 2013, the strength of our backlog and our increased retail presence around the globe gives us confidence that our first half revenue growth will be approximately 13 to 15 percent and our initial expectations are for slightly better growth in the second half of 2013 compared with the second half of 2012,” said John McCarvel.

For the first quarter of 2013, the company expects revenue between $305 million and $310 million and diluted earnings per share between $0.32 and $0.34. This outlook includes $0.02 per diluted share of ERP implementation expense.

Conference Call Information

A conference call to discuss Crocs’ 2012 fourth quarter and full year financial results is scheduled for today (February 20, 2013) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com and at www.earnings.com. An audio replay of the webcast will be available on the Crocs website for one year.

Interested parties are advised to log on to the live webcast at least fifteen minutes prior to the call in order to download the necessary software.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of February 20, 2013. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ thousands, except per share data)	2012	2011	2012	2011
Revenues	$224,992	$203,713	$1,123,301	$1,000,903
Cost of sales	118,642	103,902	515,324	464,493

Gross profit	106,350	99,811	607,977	536,410
Selling, general and administrative expenses	110,656	95,034	460,393	404,803
Asset impairment	591	1	1,410	528

Income (loss) from operations	(4,897)	4,776	146,174	131,079
Foreign currency transaction (gains) losses, net	(170)	(1,639)	2,500	(4,886)
Other income, net	(964)	(901)	(2,711)	(1,578)
Interest expense	281	220	837	853

Income (loss) before income taxes	(4,044)	7,096	145,548	136,690
Income tax expense (benefit)	(437)	1,525	14,205	23,902

Net income (loss)	$(3,607)	$5,571	$131,343	$112,788

Net income (loss) per common share:
Basic	$(0.04)	$0.06	$1.46	$1.27

Diluted	$(0.04)	$0.06	$1.44	$1.24

CROCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF DECEMBER 31, 2012 AND DECEMBER 31, 2011

(In thousands, except share and per share amounts)

	December 31,
($ thousands, except number of shares)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$294,348	$257,587
Accounts receivable, net of allowances of $13,315 and $15,508, respectively	92,278	84,760
Inventories	164,804	129,627
Deferred tax assets, net	6,284	7,047
Income tax receivable	5,613	5,828
Other receivables	24,821	20,295
Prepaid expenses and other current assets	24,967	20,199

Total current assets	613,115	525,343
Property and equipment, net	82,241	67,684
Intangible assets, net	59,931	48,641
Deferred tax assets, net	34,112	30,375
Other assets	40,239	23,410

Total assets	$829,638	$695,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,976	$66,517
Accrued expenses and other current liabilities	81,371	76,506
Deferred tax liabilities, net	2,405	2,889
Income taxes payable	8,205	8,273
Current portion of bank borrowings and capital lease obligations	2,039	1,118

Total current liabilities	157,996	155,303
Long term income tax payable	36,343	41,665
Long-term debt	4,596	—
Other liabilities	13,361	6,705

Total liabilities	212,238	203,673

Commitments and contingencies
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 91,047,297 and 88,662,845 shares issued and outstanding, respectively, at December 31, 2012 and 90,306,432 and 89,807,146 shares issued and outstanding, respectively, at December 31, 2011	91	90
Treasury stock, at cost, 2,384,452 and 499,286 shares, respectively	(44,214)	(19,759)
Additional paid-in capital	307,823	293,959
Retained earnings	334,012	202,669
Accumulated other comprehensive income	19,688	14,821

Total stockholders’ equity	617,400	491,780

Total liabilities and stockholders’ equity	$829,638	$695,453

CROCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ thousands)	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$(3,607)	$5,571	$131,343	$112,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,879	8,474	36,694	37,263
Unrealized (gain) loss on foreign exchange, net	8,398	(951)	13,928	(11,892)
Deferred income taxes	(2,981)	(819)	(2,981)	(819)
Charitable contributions	252	123	1,743	2,034
Provision for (recovery of) doubtful accounts, net	547	(129)	2,166	(383)
Share-based compensation	2,350	2,112	11,321	8,550
Other non-cash items	725	268	1,392	339
Changes in operating assets and liabilities:
Accounts receivable	25,093	8,991	(9,475)	(23,278)
Inventories	21,687	20,543	(35,493)	(13,328)
Prepaid expenses and other assets	(5,778)	(1,908)	(25,715)	(17,598)
Accounts payable	(6,520)	5,763	99	30,314
Accrued expenses and other liabilities	(18,833)	2,871	8,016	19,922
Accrued restructuring	—	(439)	—	(439)
Income taxes	(10,201)	(1,455)	(4,907)	(1,097)

Cash provided by operating activities	21,011	49,015	128,131	142,376
Cash flows from investing activities:
Cash paid for purchases of property and equipment	(13,896)	(6,555)	(39,762)	(27,718)
Proceeds from disposal of property and equipment	1,361	102	2,216	319
Cash paid for intangible assets	(6,820)	(2,488)	(21,074)	(13,922)
Business acquisitions, net of cash	(17)	—	(5,169)	—
Restricted cash	(296)	168	(2,154)	(343)

Cash (used in) investing activities	(19,668)	(8,773)	(65,943)	(41,664)
Cash flows from financing activities:
Proceeds from bank borrowings	6,581	49,072	96,086	316,595
Repayment of bank borrowings and capital lease obligations	516	(48,794)	(90,101)	(317,704)
Deferred debt issuance costs	(524)	(398)	(524)	(398)
Issuances of common stock	348	1,104	3,706	10,914
Purchase of treasury stock	(25,074)	—	(25,074)	—
Repurchase of common stock for tax withholding	—	(490)	(493)	(490)

Cash provided by financing activities	(18,153)	494	(16,400)	8,917
Effect of exchange rate changes on cash	(3,906)	(3,537)	(9,027)	2,375

Net increase in cash and cash equivalents	(20,716)	37,199	36,761	112,004
Cash and cash equivalents—beginning of quarter/year	315,064	220,388	257,587	145,583

Cash and cash equivalents—end of quarter/year	$294,348	$257,587	$294,348	$257,587

Supplemental disclosure of cash flow information—cash paid during the year for:
Interest	$77	$156	$619	$843
Income taxes	$12,448	$5,218	$29,385	$26,632
Supplemental disclosure of non-cash, investing, and financing activities:
Assets acquired under capitalized leases	$—	$—	$34	$—
Accrued purchases of property and equipment	$2,368	$4,022	$2,368	$4,022
Accrued purchases of intangibles	$768	$223	$768	$223

CROCS, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP NET INCOME RECONCILIATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(In thousands)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors the operating performance of its business using the non-GAAP metrics constant currency and Non-GAAP net income. Constant currency excludes the effects of foreign exchange rate fluctuations by restating current period results using the prior year average exchange rates. Non-GAAP net income excludes the impact of new enterprise resource planning system (“ERP”) implementation expenses, non-recurring tax benefits, the accelerated depreciation and amortization of our current ERP system and certain legal and other contingency accruals. In management’s opinion, these non-GAAP measures are used by, and are useful to, investors and other users of our financial statements in evaluating operating performance by providing better comparability between reporting periods because they exclude items that may not be indicative of overall business trends and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Non-GAAP net income:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP Net income (loss)	$(3,607)	$5,571	$131,343	$112,788
New ERP implementation (1)	870	—	870	—
Contingency accruals (2)	5,904	—	5,904	—
Depreciation and amortization (3)	648	—	903	—

Non-GAAP net income before income taxes	$3,815	$5,571	$139,020	$112,788
Income tax (benefit) (4)	—	—	(11,368)	(3,634)

Non-GAAP net income	$3,815	$5,571	$127,652	$109,154

Non-GAAP net income per diluted share	$0.04	$0.06	$1.40	$1.20

(1)	This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents expenses related to the implementation of a new ERP system.
(2)	This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents contingency accruals of which $2.2 million was recorded in selling, general and administrative expenses and $3.7 million was recorded in cost of sales.
(3)	This proforma adjustments in this GAAP to Non-GAAP reconciliation represent the add-back of accelerated depreciation and amortization on tangible and intangible items related to our current ERP system and supporting platforms that will no longer be utilized once the implementation of the new ERP is complete.
(4)	The proforma adjustments in this GAAP to Non-GAAP reconciliation represent the add-back of certain one-time income tax benefits. The year-ended 2012 includes a one-time tax benefit of $11.4 million related to the reversal of certain tax positions and the release of certain valuation allowances associated with deferred tax assets. The year-ended 2011 includes a one-time tax benefit of $3.6 million related to a change in the international tax structure.

CROCS, INC. AND SUBSIDIARIES

RETAIL STORE COUNTS

Company-operated retail locations:	December 31, 2012	Opened	Closed	December 31, 2011
Geography:
Americas	199	44	(42)	197
Asia	241	94	(51)	198
Europe	97	63	(1)	35

Total company-operated retail locations	537	201	(94)	430
Type:
Kiosk / Store in Store	121	39	(76)	158
Retail stores	287	120	(13)	180
Outlet stores	129	42	(5)	92

Total company-operated retail locations	537	201	(94)	430